Exhibit 15.1

Consent of Han Kun Law Offices

To:

Jianpu Technology Inc.

5F Times Cyber Building

19 South Haidian Road

Haidian District, Beijing

People’s Republic of China

Date: April 24, 2026

Dear Sirs,

We consent to the reference to our firm under the headings “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure—If the mainland China government deems that our contractual arrangements with the VIEs do not comply with mainland China regulatory restrictions on foreign investment in relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.”, “Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements with the VIEs” and “Item 6. Directors, Senior Management and Employees—C. Board Practices—Enforceability of Civil Liabilities” in Jianpu Technology Inc.’s Annual Report on Form 20-F for the year ended December 31, 2025, which will be filed with the Securities and Exchange Commission (the “SEC”) and further consent to the incorporation by reference of the summaries of our opinions that appear in the annual report on Form 20-F into the Registration Statement on Form S-8 (File No. 333-226610). We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report on Form 20-F for the year ended December 31, 2025.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ HAN KUN LAW OFFICES

HAN KUN LAW OFFICES